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Jenny Lee Partner MNP LLP Suite 2200, MNP Tower 1021 West Hasting Street Vancouver, BC, V6E 0C3	October 12, 2022

Contact Gold Corp.

Dear Jenny:

In response to your enquiry October 11, 2022, we are not aware of any circumstances that you should take into account which might influence your decision whether or not to accept the engagement to act as auditors for the year ended December 31, 2022 for the above mentioned company.

Sincerely,

/s/ Ernst & Young LLP

Chartered Professional Accountants

Brenna Daloise
Partner

A member firm of Ernst & Young Global Limited